Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-153229, 333-175230 and 333-116837 on Form S-8 and Nos. 333-126312, 333-126573, 333-179850 and 333-127464 on Form S-3 of our reports dated February 24, 2015, relating to the consolidated financial statements and financial statement schedule of Strategic Hotels & Resorts, Inc. and the effectiveness of Strategic Hotels & Resorts, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Strategic Hotels & Resorts, Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
February 24, 2015